SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 30, 2004


                                  eGames, Inc.
                                  ------------
             (Exact name of registrant as specified in its charter)


Pennsylvania                            0-27102                 23-2694937
------------                            -------                 ----------
(State or other jurisdiction    (Commission File Number)       (IRS Employer
 of incorporation)                                           Identification No.)



2000 Cabot Blvd. West, Suite 110, Langhorne, PA                 19047-1833
-----------------------------------------------                 ----------
(Address of principal executive offices)                        (Zip Code)


       Registrant's telephone number, including area code: (215) 750-6606


                    -----------------------------------------
          (Former name or former address, if changed since last report)

Item 7(c). Exhibits


Exhibit
Number                            Description
-------                ----------------------------------

99.1                   Press Release dated April 30, 2004


Item 12.   Results of Operations and Financial Condition

On April 30, 2004, eGames, Inc. (the "Company") issued a press release announcing its financial results for the three and nine months ended March 31, 2004. A copy of the press release is furnished as Exhibit 99.1.

The information in this report shall not be deemed to be "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        eGames, Inc.


                                        By:/s/ Thomas W. Murphy
                                           ------------------------------------
                                           Thomas W. Murphy, Vice President and
                                           Chief Financial Officer
Dated: April 30, 2004

                                                                EXHIBIT 99.1
At eGames, Inc.
---------------
Jerry Klein, President & CEO
(215) 750-6606 (Ext. 118)
Tom Murphy, Vice President & CFO
(215) 750-6606 (Ext. 113)

For Immediate Release

                                eGAMES ANNOUNCES
                   THIRD QUARTER FISCAL 2004 FINANCIAL RESULTS
                         Operating Income Increases 119%

Langhorne, PA - April 30, 2004 - eGames, Inc. (OTCBB: EGAM), a publisher of Family Friendly(TM), affordable consumer entertainment PC software games, today announced its financial results for the three and nine months ended March 31, 2004.

Three Months Ended March 31, 2004:
----------------------------------
Net sales increased by $622,000, or 41%, to $2,153,000 for the three months ended March 31, 2004, compared to $1,531,000 for the same quarter a year earlier. Operating income increased 119% to $551,000 for the quarter ended March 31, 2004, compared to $251,000 for the same year ago period. Net income increased 78% to $528,000, or $0.05 per diluted share, for the quarter ended March 31, 2004, compared to $296,000, or $0.03 per diluted share, for the same quarter a year earlier.

Driving the $622,000 increase in net sales was a $533,000 increase in net sales to software distributors due mostly to increased distribution of the Company's software titles to major North American mass-merchant and specialty retailers. New distribution into certain warehouse clubs and office superstores through various software distributors also contributed to the net sales increase, as did modest growth in the Company's licensing revenues and direct sales to various software retailers and to consumers via the Internet.

Nine Months Ended March 31, 2004:
---------------------------------
Net sales increased by $985,000, or 18%, to $6,321,000 for the nine months ended March 31, 2004, compared to $5,336,000 for the same period a year ago. Operating income increased 65% to $1,549,000 for the nine months ended March 31, 2004, compared to $936,000 for the same prior year period. Net income was $1,478,000, or $0.14 per diluted share, compared to $951,000, or $0.10 per diluted share, for the same nine-month period a year earlier.

Contributing to the $985,000 increase in net sales was the Company's increased distribution of its software titles through software distributors to major North American mass-merchant and specialty retailers, warehouse clubs, office superstores and electronic retailers. A $309,000 decrease in direct sales to software retailers partially offset this increase, and resulted from the Company's decisions to reduce the number of titles offered at certain retailers to improve its profitability per title through better sell-through rates for the remaining titles, and to transition the Company's direct sales to certain retailers to one of its software distributors.

The following table represents the Company's net sales by distribution channel for the three and nine months ended March 31, 2004 and 2003, respectively:

                        Net Sales by Distribution Channel
                        ---------------------------------
                             (amounts in thousands)
                             ----------------------

                              Three Months Ended
                                   March 31,
                              ------------------
                                                  Increase     %
Distribution Channel            2004     2003    (Decrease)  Change
-------------------------------------------------------------------
Software distributors         $ 1,769  $ 1,236     $ 533       43%
Software retailers                166      111        55       50%
Licensees                          97       62        35       56%
Internet                           64       51        13       25%
Inventory liquidators              57       27        30      111%
Other                           - 0 -       44       (44)    (100%)
------------------------------------------------------------------
Total Net Sales               $ 2,153  $ 1,531     $ 622       41%
                              =======  =======     =====       ===



                              Nine Months Ended
                                  March 31,
                              ------------------
                                                  Increase     %
Distribution Channel            2004     2003    (Decrease)  Change
-------------------------------------------------------------------
Software distributors         $ 5,169  $ 3,577    $ 1,592      45%
Software retailers                532      841       (309)    (37%)
Licensees                         319      313          6       2%
Internet                          190      155         35      23%
Inventory liquidators             111      328       (217)    (66%)
Other                           - 0 -      122       (122)   (100%)
-------------------------------------------------------------------
Total Net Sales               $ 6,321  $ 5,336    $   985      18%
                              =======  =======    =======      ===

Third Quarter Fiscal 2004 - Key Items:
--------------------------------------
The Company's third quarter results benefited from an increase in overall net sales resulting from continued strong demand for the Company's software titles at leading North American mass-merchant and specialty retailers, and operating expenses which were comparable to the same quarter last year. A 2.7% decrease in the gross profit margin partially offset these financial improvements, due to additional costs associated with the recent requirement of certain mass-merchant retailers to have security sensor tags included in software packages. Going forward, it is expected that these additional product costs will be reduced as a result of achieving improved pricing with certain key vendors.

The following highlights represent key items relating to the third quarter of fiscal 2004 compared to the year ago quarter:

        o Net product sales to software distributors increased by $533,000 or 43%;
        o Gross profit increased by $328,000 to $1,279,000;
        o Gross profit margin decreased to 59.4% from 62.1%;
        o Operating income increased by $300,000 to $551,000, or 119%;
        o Operating margin increased to 25.6% from 16.4%; and
        o Net income increased by 78% to $528,000.

The following table represents the Company's summary balance sheet information as of March 31, 2004 and June 30, 2003, respectively:

                        Summary Balance Sheet Information
                        ---------------------------------
                             (amounts in thousands)
                             ----------------------

                                      As of
                              ---------------------
                              March 31,    June 30,   Increase
Description                     2004         2003    (Decrease)
---------------------------------------------------------------
Cash and cash equivalents     $ 1,552      $ 1,024    $   528
Accounts receivable, net        1,515        1,149        366
Inventory, net                    792          500        292
Other assets                      436          256        180
Total liabilities              (1,024)      (1,183)      (159)
---------------------------------------------------------------
Stockholders' equity          $ 3,271      $ 1,746    $ 1,525
                              =======      =======    =======


Comments:
---------
"Throughout the first three quarters of fiscal 2004, we continued to methodically build upon previously achieved business successes," said Jerry Klein, President and Chief Executive Officer. "During the first nine months of fiscal 2004, we earned operating income of approximately $1.55 million, which exceeded the $1.51 million of operating income we earned during all of fiscal 2003. We accomplished this improvement in profitability by increasing sales through expanded distribution driven by increased consumer demand for our PC game titles, along with increasing our operating margins by holding down operating expense growth. Additionally, we continued to strengthen our balance sheet, which remained free of long term debt and reflected year to date increases in cash, accounts receivables, inventory, and perhaps most importantly, stockholders' equity."

Mr. Klein further commented that, "a key indicator of the increased consumer demand for our PC games at retail has been our products' strong performance in the weekly rankings based on units sold at retail of our software titles as reported by NPD Techworld. In particular, for the month ended March 31, 2004, our title Drop! was ranked number 8 and five of our other titles were also ranked in the top 50 PC games sold at retail. Supported by this strong consumer demand for our PC game titles, we continue to enjoy increased sales at many major North American retailers, such as Wal-Mart, Target, Best Buy, Office Max, Circuit City, Sam's Club and BJ's."

Mr. Klein went on to say, "Our mission at eGames is to seek, obtain, and serve customers. We are committed to bringing Family Friendly, fun, easy-to-use, affordable software of the highest quality to our customers. Our goal is to deliver top selling products that provide entertainment and great value for our customers, create profits for our distribution and retail partners, and increase value for our shareholders."

About eGames, Inc.
------------------
eGames, Inc., headquartered in Langhorne, PA, publishes and markets a diversified line of Family Friendly(TM), affordable consumer entertainment PC software games. The Company promotes the eGames(TM) brand in order to generate customer loyalty, encourage repeat purchases and differentiate eGames software products to retailers and consumers. eGames also publishes and markets RealAge(R) Games & Skills, a collection of PC software activities and games designed to help build and maintain mental sharpness. RealAge Games & Skills provides information and knowledge about aging gathered from over twenty-five years of research funded by the National Institute on Aging. Additional information regarding eGames, Inc. and RealAge Games & Skills can be found at www.egames.com and www.realagegames.com. eGames -- Where the "e" is for Everybody!(R)

Forward-Looking Statement Safe Harbor:
--------------------------------------
This press release contains certain forward-looking statements, including without limitation, statements regarding: the Company's expectation that the additional costs associated with including security tags in software packages will be reduced as a result of achieving improved pricing with certain key vendors; strong consumer demand for the Company's products and increased sales at many North American retailers; the Company's goals of creating profits for its retail and distribution partners and increasing shareholder value; and other statements that contain the words "believes," "expects," "may," "should," or "anticipates". The actual results achieved by the Company and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements are in many ways beyond the Company's control. The Company cautions readers that the following important factors, among others, could cause the Company's actual results to differ materially from those expressed in this press release: the Company's ability to obtain and maintain improved pricing with its key vendors; continued strong demand for the Company's products and resulting favorable sell-through results for the Company's products at retail; the Company's ability to maintain or increase the number of retail facings carrying eGames products; the continued success of the Company's third party distribution relationships, including the financial viability of its largest distributors; the amount of unsold product that is returned to the Company by retail stores and distributors; the Company's ability to accurately estimate the amount of product returns and price markdowns that will occur and the adequacy of the allowances established for such product returns and price markdowns; the Company's ability to collect outstanding accounts receivable and establish adequate allowances for uncollectible receivables; fluctuating costs of developing, producing and marketing the Company's products; the Company's ability to license or develop quality content for its products; increased competition in the value-priced software category; and various other factors, many of which are beyond the Company's control. Risks and uncertainties that may affect the Company's future results and performance also include, but are not limited to, those discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003 and Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003 filed with the Securities and Exchange Commission.